                              SETTLEMENT AGREEMENT

                  This Settlement Agreement (this "Agreement") is made as of March 21, 2005, by and between International Business Machines Corporation ("IBM") and Compuware Corporation ("CPWR") (collectively, the "Parties").

WHEREAS the Parties are presently parties to certain litigation entitled Compuware Corp. v. Int'l Bus. Mach. Corp., No. 02-70906 (E.D. Mich. filed March 12, 2002) (CASE A) (the "First Michigan Litigation"); Compuware Corp. v. Int'l Bus. Mach. Corp., No. 02-70906 (E.D. Mich. filed March 12, 2002) (CASE B) (the "Second Michigan Litigation"); Compuware Corp. v. Int'l Bus. Mach. Corp., No. 02-72752 (E.D. Mich. filed July 3, 2002) (the "Third Michigan Litigation"); and Int'l Bus. Mach. Corp. v. Compuware Corp., No. 04-CV-000357 (CM)(LMS)(S.D.N.Y. filed January 15, 2004) (the "New York Litigation", and together with the First Michigan Litigation, the Second Michigan Litigation and the Third Michigan Litigation, the "Litigations");

                  WHEREAS the Parties hereto wish to enter into this Agreement and into the License Agreement (as defined below) and engage in certain transactions described in this Agreement in order to obviate the need for further protracted and expensive litigation, with no admission of liability by any Party which each Party expressly denies; and

                  WHEREAS following a course of negotiations among the Parties hereto and their respective counsel, the Parties have agreed to settle and compromise all disputes, claims and controversies between them, including all claims and counterclaims that were asserted or that could have been asserted in the Litigations by any of the Parties;


                  NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.       Definitions.

            (A) "Core Supplier Agreements" shall mean the Base Agreement dated as of November 1, 2002 (Agreement # 4900T40116-001) between IBM and CPWR (a copy of which is attached hereto as Exhibit A) and the Technical Services Statement of Work (SOW# 4903T40167) effective as of November 1, 2003 between CPWR and IBM (as amended) (a copy of which is attached hereto as Exhibit B).

            (B) "CPWR Services" shall mean the Value Add Rate Services and the General Contract Rate Services.

            (C) "General Contract Rate Services" shall mean the services set forth on Schedule 1 to this Agreement, as the terms of such schedule may be amended from time to time pursuant to the Core Supplier Agreements.

            (D) "In-Scope CPWR Claims" shall mean all claims pertaining to In-Scope CPWR Items (excluding claims of literal copyright infringement (i.e., line for line copying of copyrighted code or textual material) that were not and could not have been asserted in the Litigations).

            (E) "In-Scope CPWR Items" shall mean all trade secrets, confidential information and copyrights that as of or prior to the date of this Agreement are or were in any way embodied in, or associated with, the Mainframe Application Development Tools of CPWR or any of its subsidiaries.

            (F) "In-Scope IBM Claims" shall mean all claims pertaining to In-Scope IBM Items (excluding claims of literal copyright infringement ( i.e., line for line copying of copyrighted code or textual material) that were not and could not have been asserted in the Litigations).

            (G) "In-Scope IBM Items" shall mean all trade secrets, confidential information and copyrights that as of or prior to the date of this Agreement are or were in any way embodied in, or associated with, the Mainframe Application Development Tools of IBM or any of its subsidiaries.

            (H) "Installed Base" shall mean licensed copies of CPWR software products for which IBM (or any of its subsidiaries) has made payments (either on its own behalf or on behalf of a customer of IBM or any of its subsidiaries) at or prior to the date of this Agreement.

            (I) "License Agreement" shall mean a license agreement in the form attached hereto as Exhibit C.

            (J) "Licensed Patents" shall have the meaning set forth in the License Agreement.

            (K) "Mainframe Application Development Tool" shall mean computer software that is designed to be used by computer programmers to perform tasks associated with the creation, development, debugging and ongoing maintenance of application software programs that execute on the class of computing devices known as mainframe computers (i.e., System/390 architecture). Application development tools used by computer programmers with application software programs for other classes of computing devices are not included.

            (L) "Value Add Rate Services" shall mean the services set forth on
      Schedule 3 to this Agreement

2.       Stipulation of Voluntary Dismissal with Prejudice.

            (A) Promptly after the execution and delivery of this Agreement, the Parties shall execute and file with the relevant courts (i) a Stipulation and Order of Dismissal With Prejudice in the First Michigan Litigation, the Second Michigan Litigation and the Third Michigan Litigation, the form for which is attached hereto as Exhibit D and (ii) a Stipulation and Order of Dismissal With Prejudice in the New York Litigation, the form of which is attached hereto as Exhibit E.

3.       Agreements Between the Parties.

            (A) Simultaneously with the execution and delivery of this Agreement, CPWR and IBM will execute (and deliver in accordance with the provisions of Paragraph 9(N) of this Agreement) the License Agreement.

            (B) (i) Subject to Section 3(B)(iv), IBM agrees that it (or its subsidiaries) will make payments to CPWR for licenses to CPWR software products ("License Payments") and maintenance of CPWR software products ("Maintenance Payments") in the amounts (each, a "Minimum Annual Software Commitment") and for the periods (each, a "Software Purchase Commitment Period") set forth below:

                  Period                                        Payments
                  ------                                        --------
         Date of this Agreement through March 31, 2006        $20,000,000

         April 1, 2006 through March 31, 2007                 $40,000,000

         April 1, 2007 through March 31, 2008                 $40,000,000

         April 1, 2008 through March 31, 2009                 $40,000,000

      (ii) The Parties agree that (a) ongoing payments for maintenance of the Installed Base will be deemed not to be Maintenance Payments for purposes of this Agreement, and (b) all License Payments and Maintenance Payments (other than with respect to the Installed Base) by IBM (or any of its subsidiaries), including those made for or on behalf of customers of IBM or its subsidiaries, will be taken into account for purposes of determining whether IBM's Minimum Annual Software Commitments have been satisfied. The Installed Base will be out of the scope of this Agreement, and IBM shall have no obligations under this Agreement with respect to the Installed Base.

      (iii) Unless otherwise agreed by the Parties or their subsidiaries, all purchases by IBM (or any of its subsidiaries) of CPWR software products and maintenance for IBM's (or any of its subsidiaries') internal account and, at IBM's option, for or on behalf of customers of IBM or its subsidiaries, shall be made pursuant to an agreement in the form of License Agreement No. 117172 with the changes set forth in Exhibit F (it being understood that License Agreement No. 117172 itself shall not be amended); provided, that the pricing and terms of such agreement shall be subject to the "most favored customer" provisions set forth on Schedule 2 to this Agreement.

      (iv) If during any Software Commitment Period the aggregate amount of License Payments and Maintenance Payments that IBM and its subsidiaries have made (together with any License Payments or Maintenance Payments IBM is deemed to have made pursuant to Section 3(B)(v)) is less than the Minimum Annual Software Commitment for such Software Commitment Period, IBM will pay CPWR an amount in cash equal to such shortfall within 30 days after receipt of a proper invoice, which shall not be delivered prior to the end of such Software Commitment Period.

      (v) If during any Software Commitment Period the aggregate amount of License Payments and Maintenance Payments that IBM and its subsidiaries have made (together with any License Payments or Maintenance Payments IBM is deemed to have made pursuant to this clause (v)) exceeds the Minimum Annual Software Commitment for such Software Commitment Period, IBM will be deemed to have made License Payments and Maintenance Payments in the amount of such excess in the immediately following Software Commitment Period.

      (vi) Notwithstanding anything in Section 3(B)(i) to the contrary, on or before March 31, 2005, IBM shall make a payment in the amount of $20,000,000 in respect of the Minimum Annual Software Commitment for the Software Purchase Commitment Period commencing on the date of this Agreement, which payment shall count as License Payments and Maintenance Payments made in such Software Purchase Commitment Period for purposes of this Agreement; provided, that IBM's obligation to make such payment is subject to its prior receipt of a proper invoice from CPWR in respect of such payment.

            (C) (i) IBM agrees that it (or its subsidiaries) will offer to purchase from CPWR the following amounts of CPWR Services (each, a "Minimum Annual Services Offer Commitment") for the periods (each, a "Services Commitment Period") set forth below pursuant to the terms and subject to the conditions of the Core Supplier Agreements:

                  Period                                        Amounts
                  ------                                        -------
         Date of this Agreement through March 31, 2006        $40,000,000

         April 1, 2006 through March 31, 2007                 $60,000,000

         April 1, 2007 through March 31, 2008                 $80,000,000

         April 1, 2008 through March 31, 2009                 $80,000,000

      (ii) IBM agrees that no less than $130,000,000 of the aggregate amount of CPWR Services that IBM (or any of its subsidiaries) offers to purchase pursuant to the preceding paragraph will be Value Add Rate Services.

      (iii) The rates at which IBM (or any of its subsidiaries) will offer to purchase General Contract Rate Services will be based on the rates set forth on the price schedules then in effect for the IGS Core Supplier Program. The rates at which IBM (or any of its subsidiaries) will offer to purchase Value Add Rate Services will be based on the rates set forth on Schedule 2 to this Agreement, which may be changed from time to time by IBM; it being understood and agreed that it is the intent of the Parties with respect to the Value Add Rate Services that the rates for such services will be generally consistent with the rates for such services on an overall basis that IBM offers to purchase from similarly situated IBM Core Service Providers.

         (iv) The intent of the parties with respect to General Contract Rates Services is that the mix of such services that IBM (or any of its subsidiaries) offers to purchase from CPWR pursuant to Section 3(C)(i) will be generally consistent with the mix of such services that IBM (or any of its subsidiaries) offers to purchase from similarly situated IBM Core Services Providers, and IBM agrees that it will not implement measures designed to circumvent such intent.

         (v) The Parties agree that IBM will have fulfilled its obligations under Section 3(C)(i) for a Services Commitment Period if IBM (or any of its subsidiaries) offers to purchase (or, is deemed to have offered to purchase pursuant to clause (vi) below) CPWR Services from CPWR during such Services Commitment Period in an aggregate amount equal to the Minimum Annual Services Commitment for such Services Commitment Period, regardless of whether CPWR accepts any such offers.

         (vi) If during any Services Commitment Period IBM (or any of its subsidiaries) offers (or, pursuant to this sentence is deemed to have offered) to purchase CPWR Services in an aggregate amount that exceeds the Minimum Annual Services Commitment for such Services Commitment Period, IBM will be deemed to have made offers to purchase CPWR Services in the amount of such excess in the immediately following Services Commitment Period.

         (vii) Notwithstanding anything in this agreement to the contrary, IBM's obligation to offer to purchase CPWR Services from CPWR pursuant to this Section 3(C) is subject to (a) CPWR's compliance with the terms and conditions of the Core Supplier Agreements and (b) the maintenance of an acceptable supplier performance score by CPWR as set forth on Schedule 4 to this Agreement.

         (D) Within a reasonable period of time following the Effective Date (not to exceed six months after the Effective Date), IBM will offer to include CPWR in the Premier Level of its Partnerworld Program. If CPWR accepts such offer, CPWR will be subject to the same terms and conditions as other members of the Premier Level of IBM's Partnerworld Program as in effect from time to time; provided, however, that CPWR shall not use any logo, emblem or similar marketing device associated with membership in the Premier Level of IBM's Partnerworld Program or receive any marketing or sales, support from IBM, in each case in connection with any products not listed on Schedule 5 attached hereto (it being understood that IBM will reasonably consider requests by CPWR to add new products to such schedule as long as CPWR demonstrates that such products do not compete with any IBM products).

         (E) IBM and CPWR agree that within 90 days after the Effective Date, IBM and CPWR will appoint a joint task force to study and demonstrate the value of deploying CPWR software products in IBM's internal account.

4.       Additional Agreements.

        (A) Releases and Covenant Not To Sue by IBM.

            (1) In consideration of mutual releases, covenants, licenses, agreements and other good and valuable consideration, the receipt of which is hereby acknowledged, IBM on behalf of itself, its subsidiaries, affiliates and related entities, and each of their past, present and future employees, officers, directors, shareholders, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants (all of the foregoing being referred to in this paragraph as "Releasors"), to the fullest extent permitted by law, hereby releases, acquits, and forever discharges CPWR (including its respective subsidiaries, affiliates and related entities, and each of its past, present and future employees, officers, directors, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, and further including licensees and direct or indirect customers of CPWR based on their use, importation, offer for sale, license, lease, or other transfer of products or technology designed, manufactured, licensed and/or sold directly or indirectly by CPWR (all of the foregoing referred to in this paragraph as "Releasees")) from, and covenants not to sue upon, all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages, expenses, attorneys' fees, and any and all claims, counterclaims, cross-claims, defenses, offsets, judgments, demands, losses, liabilities, and indemnities of all and any nature whatsoever, both at law and in equity, whether individual or derivative, state or federal, accrued or unaccrued, which now exist or existed at any time prior to the date of this Agreement, which, in each case, as of the date of this Agreement were known by or should have been known by IBM ("Claims"), including any claim for fraudulent inducement to enter into this Agreement, provided, however, that nothing contained herein is intended to or shall release the Releasees from any obligations under this Agreement or from any obligations under any other agreements between the Parties in effect on the date of this Agreement (except for obligations under such other agreements that in any way relate to the subject matter of any claims made in the Litigations).

            (2) IBM agrees to indemnify and hold harmless CPWR from any claims challenging the validity or enforceability of this Agreement and the License Agreement being exchanged herewith on the ground that IBM lacked the authority to enter into this Agreement or the License Agreement being exchanged herewith. In the event that such a claim is brought, IBM agrees to indemnify CPWR for reasonable attorneys' fees and costs CPWR incurs as a result of any such claim.

            (3) Subject to the last sentence of this paragraph (3), notwithstanding anything contained in any agreement between the Parties, whether such agreements are currently existing or entered into in the future (including agreements entered into pursuant to this Agreement), to the contrary, IBM covenants that in the future it will not bring suit based upon any In-Scope IBM Claim, or assert in any way, in or out of a legal proceeding, any In-Scope IBM Claim, against CPWR (including its respective subsidiaries, affiliates and related entities, and each of its past, present and future employees, officers, directors, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, and further including licensees and direct or indirect customers of CPWR based on their use, importation, offer for sale, license, lease, or other transfer of products or technology designed, manufactured, licensed and/or sold directly or indirectly by CPWR). This paragraph 3 shall not apply to any agreement entered into in the future if such agreement expressly references this paragraph 3 of this Agreement and waives the applicability to such agreement of this paragraph (3) of this Agreement.

         (B) Releases and Covenant Not To Sue by CPWR.

            (1) In consideration of mutual releases, covenants, licenses, agreements and other good and valuable consideration, the receipt of which is hereby acknowledged, CPWR, on behalf of itself, its subsidiaries, affiliates and related entities, and each of their past, present and future employees, officers, directors, shareholders, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants (all of the foregoing being referred to in this paragraph as "Releasors"), to the fullest extent permitted by law, hereby releases, acquits, and forever discharges IBM (including its respective subsidiaries, affiliates and related entities, and each of its past, present and future employees, officers, directors, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, and further including licensees and direct or indirect customers of IBM based on their use, importation, offer for sale, license, lease, or other transfer of products or technology designed, manufactured, licensed and/or sold directly or indirectly by IBM (all of the foregoing referred to in this paragraph as "Releasees")) from, and covenants not sue upon, all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages, expenses, attorneys' fees, and any and all claims, counterclaims, cross-claims, defenses, offsets, judgments, demands, losses, liabilities, and indemnities of all and any nature whatsoever, both at law and in equity, whether individual or derivative, state or federal, accrued or unaccrued, which now exist or existed at any time prior to the date of this Agreement, which, in each case, as of the date of this Agreement were known by or should have been known by CPWR ("Claims"), including any claim for fraudulent inducement to enter into this Agreement, provided, however, that nothing contained herein is intended to or shall release the Releasees from any obligations under this Agreement or from any obligations under any other agreements between the Parties in effect on the date of this Agreement (except for obligations under such other agreements that in any way relate to the subject matter of any claims made in the Litigations).

            (2) CPWR further agrees to indemnify and hold harmless IBM from any claims challenging the validity or enforceability of this Agreement and the License Agreement being exchanged herewith on the ground that CPWR lacked the authority to enter into this Agreement or the License Agreement being exchanged herewith. In the event that such a claim is brought, CPWR agrees to indemnify IBM for reasonable attorneys' fees and costs IBM incurs as a result of any such claim.

            (3) Subject to the last sentence of this paragraph (3), notwithstanding anything contained in any agreement between the Parties, whether such agreements are currently existing or entered into in the future (including agreements entered into pursuant to this Agreement), to the contrary, CPWR covenants that in the future it will not bring suit based upon any In-Scope CPWR Claim, or assert in any way, in or out of a legal proceeding, any In-Scope CPWR Claim, against IBM (including its respective subsidiaries, affiliates and related entities, and each of its past, present and future employees, officers, directors, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, and further including licensees and direct or indirect customers of IBM based on their use, importation, offer for sale, license, lease, or other transfer of products or technology designed, manufactured, licensed and/or sold directly or indirectly by IBM). This paragraph 3 shall not apply to any agreement entered into in the future if such agreement expressly references this paragraph 3 of this Agreement and waives the applicability to such agreement of this paragraph (3) of this Agreement.

            (C) Exceptions; Protective Order. The releases and covenants not to sue set forth in Paragraphs 4(A) and 4(B) will not release, acquit or discharge any obligation under, or obligate any party not to sue under,
      (i) this Agreement, (ii) the License Agreement to be entered into pursuant to Paragraph 3 of this Agreement, (iii) the Stipulations of Voluntary Dismissal entered into concurrently with this Agreement pursuant to Paragraph 2 of this Agreement or (iv) the July 18, 2002 Protective Order. With regard to CONFIDENTIAL, HIGHLY CONFIDENTIAL and/or RESTRICTED TECHNICAL MATERIAL produced during the Litigations or any work product containing CONFIDENTIAL, HIGHLY CONFIDENTIAL and/or RESTRICTED TECHNICAL MATERIAL (collectively "Designated Materials"), each Party (including attorneys, experts, consultants and any other person to whom the other Party's CONFIDENTIAL, HIGHLY CONFIDENTIAL and/or RESTRICTED TECHNICAL MATERIAL (as defined in the July 18, 2002 Protective Order) was provided) within 90 calendar days of the execution of this Agreement will return all Designated Materials to the Party disclosing such materials and/or certify destruction or deletion of all Designated Materials; provided, that outside counsel for the Parties shall be permitted to retain one file copy of materials that have been filed under seal with the applicable Clerk of the Court.

5.       Representations and Warranties.

            (A) CPWR represents and warrants that (i) as of the Effective Date it has the exclusive right and power to grant releases and licenses to, and covenants not to sue in respect of, CPWR's Licensed Patents; (ii) that it has not assigned, sold, transferred, or otherwise disposed of its right and power to grant releases and licenses in, and covenants not to sue in respect of, CPWR's Licensed Patents; (iii) that there are no outstanding agreements, assignments, or encumbrances inconsistent with any of the provisions of this Agreement or CPWR's obligations hereunder; and (iv) that to the extent approval of another party is necessary to grant IBM the rights set forth in this Agreement and in the License Agreement that approval has been obtained.

            (B) CPWR (including its subsidiaries, affiliates, and related entities) represents and warrants that as of the date of this Agreement that it has the sole authority to license and grant releases and covenants not to sue for infringement of CPWR's Licensed Patents and grant releases and covenants not to sue for infringement or misappropriation of all other intellectual property of CPWR.

            (C) IBM represents and warrants that (i) as of the Effective Date it has the exclusive right and power to grant releases and licenses to, and covenants not to sue in respect of, IBM's Licensed Patents; (ii) that it has not assigned, sold, transferred, or otherwise disposed of its right and power to grant releases and licenses in, and covenants not to sue in respect of, IBM's Licensed Patents; (iii) that there are no outstanding agreements, assignments, or encumbrances inconsistent with any of the provisions of this Agreement or IBM's obligations hereunder; and (iv) that to the extent approval of another party is necessary to grant CPWR the rights set forth in this Agreement and in the License Agreement that approval has been obtained.

            (D) IBM (including its subsidiaries, affiliates, and related entities) represents and warrants that as of the date of this Agreement that it has the sole authority to license and grant releases and covenants not to sue for infringement of IBM's Licensed Patents and grant releases and covenants not to sue for infringement or misappropriation of all other intellectual property of IBM.

            (E) The Parties represent and warrant that they possess the full and complete authority to covenant and agree as provided herein, and further represent and warrant that they have full and complete authority to execute the Agreement. In addition, the individuals executing this Agreement on behalf of the respective Parties represent and warrant that they have been duly authorized and empowered to execute and deliver this Agreement on behalf of their respective entities.

            (F) The Parties represent and warrant that, as of the Effective Date, they have not taken any actions that prevent them from settling the Litigations upon the terms and conditions set forth in this Agreement or preventing them from granting the releases or covenants not to sue set forth in this Agreement.

            (G) The Parties represent and warrant that, as of the Effective Date, they have not assigned to any third party any claims, counterclaims, cross-claims, demands, causes of action, damages or expenses that but for such assignment, would be subject to the releases or covenants not to sue set forth in Paragraph 4(A) or (B).

6.       Effective Date.

            (A) This Agreement (other than Paragraphs 2, 5, 6, 7, 8 and 9, which shall become effective on the date of this Agreement) shall not be effective until the first date on which all of the Stipulations referred to in Paragraph 2 above shall have been entered by the applicable courts, and the parties hereto shall use their best efforts to cause such Stipulations to be so entered on or as soon as possible after the date hereof.

7.       Disclosures; Confidentiality.

            (A) IBM's press release with respect to the settlement of the Litigations shall be in the form of Exhibit G hereto, and CPWR's press release with respect to the settlement of the Litigations shall be in the form of Exhibit H hereto (the "Press Releases").

            (B) Notwithstanding anything in this Agreement to the contrary, in no event shall any party make any untrue statement regarding this Agreement or omit to state any fact necessary in order to make any statement regarding this Agreement not misleading.

8.       Relief.

            (A) (i) Prior to filing suit, instituting an action or claim or seeking other relief (a "Suit") in connection with any dispute between the Parties arising out of this Agreement, the License Agreement or any other agreement entered into pursuant to this Agreement, the Parties shall attempt to resolve such dispute by good faith negotiations. Such negotiations shall proceed as follows:

                  (a) Either Party may send a written notice to the other Party requesting such negotiations, which notice shall contain a detailed written summary of such dispute. Promptly following receipt of such notice by the other Party, each Party shall cause the individual designated by it as having general responsibility for the Agreement to meet in person with the individual so designated by the other Party to discuss the dispute.

                  (b) If the dispute is not resolved within 15 days after the first meeting between such individuals (or if earlier within 30 days of the notice referred to in clause (a) above), then, upon the written request of either Party, IBM shall nominate within five days after the end of such 15 or 30 day period, whichever is earlier, one representative with a title of vice president or higher, and CPWR shall nominate within five days after the end of such 15 or 30 day period, whichever is earlier, one representative with a title of vice president or higher, which representatives shall meet in person within 10 days after the last of such nominations are made and attempt in good faith to negotiate a resolution to the dispute.

Neither Party shall file a Suit in connection with the dispute until at least 30 days after the first meeting between the representatives described in Section 8(A)(i)(b) (or if earlier 45 days after the notice referred to in Section 8(A)(i)(b)). Prior to filing a Suit in connection with any dispute, the Party that sent the written notice referred to in Section 8(A)(i)(a) shall provide the other Party with 10 business days prior written notice of its intent to file such Suit. During such 10 business day period, the Party receiving such notice shall select a court that would have subject matter jurisdiction over such Suit and in which such Suit shall be brought (the "Selected Court"), and such Party shall notify the other Party in writing of the Selected Court within such 10 business day period.

            (B) The remedy for the breach of this Agreement, shall be limited to compensatory damages and/or injunctive relief, as appropriate, for breach of contract and shall not include the reinstatement of any of the Claims.

            (C) Any Suit arising out of this Agreement, the License Agreement or any other agreement entered into pursuant to this Agreement shall be brought and litigated only in the Selected Court; provided, that the Selected Court has subject matter jurisdiction over the suit. In the event such a Suit is brought, the Parties hereby waive any defense or objection based on lack of in personam jurisdiction or venue or any claim of forum non conveniens and further agree to waive their right to a trial by jury.

9.       Miscellaneous.

            (A) Nothing in this Agreement is, nor will be deemed to be, an admission of liability or wrongdoing by any Party, which each Party expressly denies.

            (B) This Agreement cannot be terminated, modified, amended or changed in any respect orally or by the conduct of the Parties. Any termination, amendment, modification or change of this Agreement may be made only by a writing signed by all Parties.

            (C) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            (D) This Agreement will be interpreted, and the legal relations of the parties hereunder will be determined, in accordance with the laws of the State of Michigan, excluding any conflict-of-laws or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

            (E) This Agreement, along with the License Agreement and the concurrently executed Stipulations referred to in Paragraph 2 above, represents the complete undertaking and agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to such subject matter.

            (F) This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

            (G) The descriptive headings of any sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement. All exhibits and schedules referred to in this Agreement are fully incorporated into this Agreement.

            (H) Each Party represents that the person signing this Agreement, the License Agreement and the Stipulations referred to in Paragraph 2 above on its behalf has full authority to enter into this Agreement, the License Agreement and such Stipulation, and that such person has the authority and capacity to bind that party thereto.

            (I) Each Party acknowledges and represents that in entering into this Agreement, the License Agreement and the Stipulations referred to in Paragraph 2 above, it is not relying on any representations, by or on behalf of any other Party, not expressly set forth in this Agreement or in the License Agreement and that no such representations have been made to it by or on behalf of any other Party.

            (J) Each Party acknowledges and represents that it has reviewed this Agreement and the exhibits and schedules to this Agreement with that Party's counsel and that each Party understands the terms of this Agreement and its exhibits and schedules.

            (K) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective predecessors, affiliates, representatives, successors and assigns.

            (L) Each Party and counsel to each Party have reviewed and approved this Agreement, and, accordingly, any presumption or other rule of construction that any ambiguities be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

            (M) Each Party shall pay all expenses (including, without limitation, attorneys' fees) incurred by it in connection with the Litigations, this Agreement, the License Agreement and the other matters referred to herein. For the avoidance of doubt, (i) the Parties shall not charge each other for any discovery costs incurred in connection with the Litigation and (ii) IBM shall have no obligation to pay any Sanction Costs other than those already paid. For purposes of this Agreement, "Sanction Costs" shall mean any costs required to be paid by IBM under the September 15, 2004 Order.

            (N) All notices under this Agreement shall be in writing and will be deemed to have been duly delivered when delivered by hand or sent by facsimile to, or when received from a reputable overnight delivery service at, the appropriate facsimile numbers or addresses set forth below (or to or at such other facsimile numbers or addresses as may be designated by a notice delivered in accordance with the foregoing):

                           if to CPWR:

                                 Compuware Corporation
                                 One Campus Martius
                                 Detroit, MI 48226
                                 Attention:  Thomas M. Costello, Jr.
                                 Facsimile:  (313) 227-9320

                           if to IBM:

                                 International Business Machines Corporation
                                 1133 Westchester Avenue, Room 1C205
                                 White Plains, NY 10604
                                 Attention:  Head of Litigation
                                 Facsimile:  (914) 642-4339


                           with a copy to:

                                 Cravath, Swaine & Moore LLP
                                 Worldwide Plaza
                                 825 Eighth Avenue
                                 New York, NY 10019-7475
                                 Attention:  Evan R. Chesler
                                 Facsimile:  (212) 474-3700

                  IN WITNESS WHEREOF, this Agreement has been duly executed by CPWR and IBM as of March 21, 2005.

                                     COMPUWARE CORPORATION


                                     by: /s/ Peter Karmanos, Jr.
                                         --------------------------------------
                                         Name: Peter Karmanos, Jr.
                                         Title: Chairman/CEO



                                     INTERNATIONAL BUSINESS MACHINES CORPORATION


                                     by: /s/ E. M. Lineen
                                         --------------------------------------
                                         Name: E. M. Lineen
                                         Title: Senior V.P. and General Counsel